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                                                                  EXHIBIT 99.1

(Letterhead)

For Immediate Release

Date:     November 7, 1996
Contact:  E. Donald De Young
Phone:    (713)840-0230
Fax:      (713)892-5435

     Note Bankers of America, Inc. Formerly General Genetics Corporation

     Houston, Texas- NASD Bulletin Board Listed symbol NBAI. Allen E. Myers, Chairman & CEO announced that Note Bankers of America, Inc. (NBAI), formerly General Genetics Corporation (GENG) had completed transactions resulting in the acquisition of Private Mortgage Bankers, Inc. and its subsidiaries, including a 1 for 20 reverse stock split effective September 24, 1996 and a recapitalization. As part of the acquisition, the company elected a new board of directors and appointed new officers including, Allen E. Myers, CEO, and E. Donald De Young, President. The companies accounting firm is Hein + Associates, LLP, Houston, Texas and its transfer agent is Continental Stock Transfer & Trust Company.

     Mr. Myers, has over fifteen years experience in the originating and real estate note purchasing industries continues as President of Private Mortgage Bankers, Inc. and Mr. De Young, President, was appointed President of Life Today, Inc. where he formerly served as EX. V.P., and has over thirty years in the life insurance and securities industries.

     NBAI, will operate and provide funding for two wholly owned companies; Private Mortgage Bankers, Inc., which for the past five years has purchased "Owner Financed" First Mortgages on residential properties nationwide, and Life Today, Inc., a Texas registered Viatical Settlement company, arranges to purchase life insurance policies nationwide from individuals living with a terminal illness.

     Two additional, wholly owned subsidiaries are scheduled to begin marketing in the first quarter of 1997; PennieMae, Inc., which will market to the "Light Commercial" "Owner Financed" market, and Life Today Financial Services, Inc., which will market to the NASD, NYSE, Certified Financial
Planners  (CFP),  and  the    life  insurance  distributions  channels.

     Additional information can be obtained from the company by calling or writing; 800-467-2518, Attn: E. Donald De Young, President, 770 S. Post Oak Lane, #690, Houston, Texas 77056.